Exhibit 1

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (“Code”) applies to every Director, Officer (including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”)), contractor and employee of New Gold Inc. or its subsidiaries (collectively the “Company”). For the purposes of this Code, the term “employee” includes contractors and any individual who is paid on the Company’s payroll.

To further the Company’s values of integrity, creativity, commitment, development of employees and teamwork, we have established this Code. Our Code strives to deter wrongdoing and promote the following objectives:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, understandable and transparent disclosure in periodic reports and documents required to be filed by the Company and in other public communications made by the Company;
•	Compliance with the applicable exchange, government and self-regulatory organization laws, rules and regulations;
•	Prompt internal reporting of Code violations; and
•	Accountability for compliance with the Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure, you should consult the CEO, or another officer as may be designated by the CEO from time to time, for guidance. In the event of a conflict between this Code and any such procedure, or for any other guidance in respect of this Code absent a specific referral herein, the CEO should consult the Chair of the Audit Committee of the Board of Directors.

Accountability for Compliance with the Code

Each of the Company’s directors, officers and employees is expected to:

Understand. The Company expects you to understand the requirements of your position including Company expectations and laws, rules and regulations that apply to your position.

Comply. The Company expects you to comply with this Code and all applicable laws, rules and regulations.

Report. The Company expects you to report any violation of this Code of which you become aware.

Be Accountable. The Company holds you accountable for complying with this Code.

New Gold Inc. – Code of Business Conduct and Ethics

Table of Contents

Accounting Policies	1
Commitment	1
Compliance with Laws, Rules and Regulations	1
Computer and Information Systems	1
Confidential Information Belonging to Others	2
Confidential and Proprietary Information	2
Conflicts of Interest	3
Corporate Opportunities and Use and Protection of Company Assets	4
Disclosure Policies and Controls	4
Fair Dealing with Others	5
Filing of Government Reports	5
Bribery	5
Foreign Corrupt Practices Act	5
Health, Safety, Environment & Corporate Social Responsibility	5
Political Contributions	7
Prohibited Substances	7
Record Retention	7
Relations, Respect and Contribution	7
Reporting of Code Violations	8
Non-Retaliation for Reporting	8
Anonymous Reporting	9
Waivers	9
Amendments and Modifications of this Code	9
Conclusion	9
Discipline for Noncompliance with this Code	10

New Gold Inc. – Code of Business Conduct and Ethics

Accounting Policies

The Company and each of its subsidiaries will make and keep books, records and accounts which, in reasonable detail, accurately and fairly present the transactions and disposition of the assets of the Company.

All directors, officers and employees are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to penalties under applicable laws and regulations, as well as disciplinary action, including termination of employment.

No director, officer or employee of the Company may directly or indirectly;

•	Make or cause to be made a materially false or misleading statement, or
•	Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the applicable Canadian securities regulatory authorities or the U.S. Securities and Exchange Commission (“SEC”).

Commitment

To demonstrate our determination and commitment, the Company asks each director, officer and employee to review the Code periodically throughout the year. Take the opportunity to discuss with management any circumstances that may have arisen that could be an actual or potential violation of these ethical standards of conduct. Directors, officers and employees are required to confirm compliance with the Code annually.

Compliance with Laws, Rules and Regulations

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices. All illegal activities or illegal conduct by or on behalf of New Gold are prohibited whether or not they are specifically identified in this Code. Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and management should seek advice from the CEO. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

Computer and Information Systems

For business purposes, officers and employees are provided telephones, tablets, mobile devices and computers and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones, tablets, mobile devices and computers, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail, Internet or network use. All communications, e-mails or Internet use on Company equipment or networks may be subject to monitoring by the Company for legitimate business purposes.

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Confidential Information Belonging to Others

You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information. However, certain restrictions arising in relation to the information of others may place an unfair or inappropriate burden on the Company’s future business. For that reason, directors, officers and employees should coordinate with the CEO, CFO or General Counsel to ensure appropriate agreements are in place prior to receiving any confidential third-party information. These agreements must reflect a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and, if applicable, limiting the Company’s business opportunities on the other. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

Confidential and Proprietary Information

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all non-public information, methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company’s business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations and business methods or practices.

The following are examples of information that are not considered confidential:

•	Information that is in the public domain to the extent it is readily available;
•	Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or
•	Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by the director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

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Conflicts of Interest

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict with the interests of the Company. We must strive to handle in an ethical and practical manner actual or apparent conflicts of interest between personal and professional relationships. We must each make decisions in the best interest of the Company. Business, financial or other relationships with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment should be avoided.

Here are some examples of potential conflicts of interest:

Family Members. Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and should be reported if they involve more than ordinary social amenity or are of more than nominal value from any organization doing or seeking to do business with the Company. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of the Code “family members” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including a common-law spouse), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors. Directors, officers and employees shall not seek or accept gifts, entertainment, loans, or other favors for personal gain if it is more than ordinary social amenity or of more than nominal value from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Other than common business courtesies, directors, officers, and employees must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us. Additional restrictions apply when providing anything of value to a government official or employee, employee or agent of a state-owned or controlled enterprise, employee or agent of a public international organization, political party or official thereof or any candidate for a political office. Please refer to the sections of this Code on Bribery and the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act for more information.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

•	reduces work efficiency;
•	interferes with your ability to act conscientiously in our best interest;
•	requires you to utilize our proprietary or confidential procedures, plans or techniques; or

•	negatively impacts the reputation of the Company.

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You must inform your supervisor of any outside employment, including the employer’s name and expected work hours.

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or the CEO. Officers and Directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Chair of the Audit Committee of the Board of Directors.

Corporate Opportunities and Use and Protection of Company Assets

You are prohibited from:

•	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;
•	using Company property, information or position for personal gain; or
•	competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for business entertainment. You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that has been entrusted to your custody. Company assets must be used only for proper purposes.

Company property should not be misused. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Each director, officer and employee should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should be used only for legitimate business purposes.

Disclosure Policies and Controls

The continuing excellence of the Company’s reputation depends on our full and complete disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the applicable Canadian securities regulatory authorities and SEC must be accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation among many of us. We must all work together to ensure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the applicable Canadian securities regulatory authorities, the SEC, current security holders and the investing public, information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process in accordance with the Disclosure, Confidentiality and Insider Trading Policy, which is overseen by the Disclosure Committee appointed in accordance with such policy. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by members of the Disclosure Committee and, on request, other officers, managers and employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner (within the guidelines of applicable securities regulatory authorities) or be subject to discipline of up to and including termination of employment.

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Fair Dealing with Others

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Filing of Government Reports

Any reports or information provided by the Company, or on our behalf, to federal, provincial, territorial, state, local or foreign governments must be true and accurate. You are required to assist the Company in providing true and accurate reports and information. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

Bribery

You are strictly forbidden from, directly or indirectly, offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any government official or employee, employee or agent of a state-owned or controlled enterprise, employee or agent of a public international organization, political party or official thereof or any candidate for a political office, including any agent or other intermediary of any of the above, which is prohibited by law.

Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials and private parties, no improper payments will be tolerated. If you become aware of or receive any solicitation for, or offer of, money or gifts that is intended to influence an official decision or business decision inside or outside of the Company, it should be reported to your supervisor, the General Counsel or the CEO immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector. Please refer to the Company’s Anti-Bribery and Anti-Corruption Policy and procedures implemented in respect of that policy for more information.

Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act

The United States Foreign Corrupt Practices Act (“FCPA”) and the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”) contain certain prohibitions with respect to giving anything of value, directly or indirectly, to foreign government officials or certain other individuals in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a government official or employee, employee or agent of a state-owned or controlled enterprise, employee or agent of a public international organization, political party or official thereof or any candidate for a political office, including any agent or other intermediary of any of the above for the purpose of influencing any act or decision of such party or person or inducing such party or person to use its or his influence, or to otherwise secure any improper advantage, in order to assist in obtaining or retaining business for, or directing business to, any person.

You are also prohibited from offering or paying anything of value to any person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.

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In addition to complying with the FCPA and CFPOA, you are required to comply with local anti-bribery and anti-corruption laws in the jurisdictions in which New Gold conducts business.

Each officer, director and employee is also expected to comply with our additional policies, programs, standards and procedures related to anti-corruption compliance. Please refer to the Company’s Anti-Bribery and Anti-Corruption Policy and procedures implemented in respect of that policy for more information.

Health, Safety, Environment & Corporate Social Responsibility

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment, as well as corporate social responsibility. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our policies, programs, standards and procedures.

Political Contributions

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, provincial, territorial, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns may be permitted only to the extent allowed by federal, provincial, territorial, state, local or foreign election laws, rules and regulations and require the approval of the Executive Chairman or CEO.

You are encouraged to participate actively in the political process in your personal capacity, but not on behalf of the Company. We believe that individual participation is a continuing responsibility of those who live in a free country.

Prohibited Substances

You are prohibited from using alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform your work duties, while on Company premises. You are also prohibited from the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by the CEO. You are also prohibited from reporting to work while under the influence of alcohol or illegal drugs.

Record Retention

We have document retention policies to establish retention periods for records created or received in the normal course of business. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc. Each corporate department is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, you must consult the Company’s document retention procedures. You are required to review, follow and abide by the terms of those procedures. If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the CEO, CFO or General Counsel must approve any document destruction.

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Relations, Respect and Contribution

We function as a team. Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors. Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of our success is the teamwork of our directors, officers and employees. We must each respect the rights of others while working as a team to fulfill our objectives. To best function as part of a team, you must be trustworthy and dedicated to high standards of performance. The relationships between business groups also require teamwork.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

•	To hire, pay and assign work on the basis of qualifications and performance;
•	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, sexual orientation, citizenship, veteran’s status, marital status or disability;
•	To attract and retain a highly talented workforce;
•	To encourage skill growth through training and education and promotional opportunities;
•	To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;
•	To prohibit harassment (including sexual, physical, verbal) by others while an employee is on the job;
•	To make the safety and security of our employees while at Company facilities a priority;
•	To recognize and reward additional efforts that go beyond our expectations; and
•	To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

Reporting of Code Violations

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of an employee, director or officer may have violated any such laws or this Code, you have an obligation to report the matter in accordance with this Code and/or the Whistleblower Policy.

Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the CEO or CFO or, if a law, rule or regulation is in question, then consult with the CFO, who will consult with legal counsel. Alternatively, complaints may be made in accordance with the Whistleblower Policy. The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the Chair of the Audit Committee of the Board of Directors.

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Non-Retaliation for Reporting

In no event will the Company take or threaten any action against you as a reprisal or retaliation for making a complaint in good faith in accordance with this Code or the Company’s Whistleblower Policy. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against a reporting individual for reporting, in good faith, a concern regarding compliance with this Code in accordance with this Code or the Company’s Whistleblower Policy. Retaliation for reporting an offense may be illegal under applicable law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code or the Company’s policies and procedures is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

Anonymous Reporting

If you wish to report a suspected violation of this Code anonymously, you may do so in accordance with the Company’s Whistleblower Policy. You do not have to reveal your identity in order to make a report. If you do reveal your identity, it will not be disclosed by the Chair of the Audit Committee unless disclosure is unavoidable during an investigation.

Waivers

There shall be no waiver of any part of this Code for any director or executive officer (being the Executive Chairman, the CEO, the CFO and each Vice President, including, for greater certainty, the Corporate Controller) except by a vote of the Board of Directors or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. If a waiver (or implicit waiver) is granted to a director or executive officer, notice of such waiver will be disclosed to the extent required by applicable law or stock exchange rules. For these purposes, the term “waiver” means the approval by the Company of a material departure from a provision of the Code, and the term “implicit waiver” means a failure of the Company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer. Any notices of waiver posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by applicable law.

A waiver for a specific event arising under this Code may be granted to an employee that is not a director or executive officer on the approval of two of the following: the CEO, COO, CFO and a director. No other waivers of this Code are permitted.

Amendments and Modifications of this Code

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated Board committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within five days of the Board vote or shall be otherwise disclosed as required by applicable law or applicable exchange rules. Notice posted on the website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

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Conclusion

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

Does it feel right?

Is this action ethical in every way?

Is this action in compliance with the law?

Could my action create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

Discipline for Noncompliance with this Code

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you.

The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

Last reviewed and approved by the Board on February 19, 2015

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